January 6, 2015

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

Stability Amid Change

This past January, when Al DelliBovi drafted his first Report from the President for 2014, he noted that the year would be one of change. And, indeed, we experienced many significant changes over the year. We began 2014 with a change at our regulator, with Mel Watt taking over as director of the Federal Housing Finance Agency (“FHFA”) on January 6th. In April, we experienced our own change in leadership, when Al DelliBovi retired after 21 years of service to our cooperative and I was named president and CEO. Throughout the year there was a change in focus in Washington, as the housing finance reform efforts that looked so promising in the summer of 2013 lost momentum. And 2014 closed with one final significant event: the December 22nd announcement that the FHFA had approved the merger application submitted by the Federal Home Loan Banks of Des Moines and Seattle, subject to certain conditions. There will be more on this item later in my report.

But there were some things that withstood the changes of the past year. Our members continued to perform well, and remained active and involved partners for their customers and communities. And the FHLBNY remained a stable source of funding for our members to help meet the needs of these customers and communities. In January 2014, our advances to members averaged $90.9 billion. This focus on advances continued through 2014, with advances averaging $96.8 billion in November. As the economy continues to improve, our members need more funding to support growth in our region and our advances balances have grown to meet this increased demand. In 2014, we saw 30 members access advances for either the first time or after an extended period without borrowing. And last year, we added eight new members to our cooperative, expanding our ability to support economic growth across New Jersey, New York, Puerto Rico and the U.S. Virgin Islands. The past 12 months brought change, just as the next 12 months are sure to do, but the FHLBNY remains a reliable and trusted partner for our members.

In Washington

FHFA Membership NPR Deadline: January 12, 2014

Last month, I reported that the FHLBNY had submitted our comment letter – which is also available on our website – on the FHFA’s Notice of Proposed Rulemaking (“NPR”) on Federal Home Loan Bank membership. Ours was not the only letter the FHFA received on this matter: as of December 31st, 865 comment letters had been sent, nearly all of which took issue with various aspects of the proposal. The comment period is open through Monday, January 12th, and if you have not already submitted a comment letter, I encourage you to do so. Information on submitting a comment letter is available on the FHFA’s website (fhfa.gov); you can also contact Adam Goldstein, our head of Sales & Marketing, at (212) 441-6703 for more information.

If adopted, the FHFA’s proposal could jeopardize the reliability of access to Federal Home Loan Bank funding. As I noted earlier, we remained a reliable partner for our members in 2014; the FHFA should not act to put this reliability at risk in 2015.

FHFA Approves Federal Home Loan Bank Merger Application

A voluntary merger between two Federal Home Loan Banks requires FHFA approval, and on December 22nd, the Federal Home Loan Banks of Des Moines and Seattle announced that the FHFA had approved their merger application. This action followed the unanimous approval of the merger by the boards of directors of both Banks; but ultimately, it is their members that will decide. The next step in the process will be for the memberships of both Banks to review the merger materials and vote on the issue. The voting process is expected to begin in mid-January and conclude in late February. The Des Moines and Seattle Banks believe that the merger would “result in a cooperative that is stronger than either the Seattle or Des Moines Bank on an individual basis.” If the two memberships agree with this assessment, the merger will go through and ours will be a System of 11 Federal Home Loan Banks. Regardless of the outcome, the Federal Home Loan Bank System will remain a strong System that works for its members.

I thank you all for your business in 2014, and I wish you a healthy and prosperous New Year. At the FHLBNY, we begin 2015 with a seasoned management team, a committed staff, an active Board and, as always, a focus on meeting the needs of our members each and every day. We look forward to working with all of you to make our communities stronger in 2015.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.